CALVERT VARIABLE SERIES, INC.

CALVERT VARIABLE PRODUCTS, INC.

 MASTER DISTRIBUTION PLAN

WHEREAS, each entity listed on Schedule A (each a “Company”) engages in business as an open-end management investment company with one or more series of shares as listed on Schedule A hereof (each a “Fund” and together, the “Funds”), and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Company currently employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the 1940 Act) of the Fund, and the Principal Underwriter has entered into selling agreements with financial intermediaries and other third parties (“financial intermediaries”) to distribute Fund shares;

WHEREAS, certain Funds identified on Schedule A offer shares designated as Class F shares (referred to herein as the “Class”) and each  Company desires to adopt a single Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the “Plan”) that provides for the payment of an annual distribution fee by each Fund from the assets of the Class;

WHEREAS, the Directors of each Company have determined that there is a reasonable likelihood that the Plan will benefit each Fund and the holders of Class shares of each such Fund;

NOW, THEREFORE, each Company hereby adopts the Plan on behalf of each Fund with respect to its Class shares in accordance with Rule 12b-1 under the 1940 Act and containing the following terms and conditions:

1.

Each Fund shall pay to the Principal Underwriter a monthly distribution fee from the assets of the Class in an amount that shall not exceed the amount set forth on Schedule A for any fiscal year.  All fees payable under the Plan will be paid in consideration for (i) the distribution services and facilities to be furnished to the Fund by the Principal Underwriter and (ii) in consideration of any personal and/or account maintenance services provided to Class shareholders.  The Principal Underwriter may use the payments received pursuant to this Paragraph to compensate financial intermediaries to encourage the distribution of Class shares as it considers appropriate.

2.

Appropriate adjustment of payments made pursuant to Section 1 of the Plan shall be made whenever necessary to ensure that no such payment shall cause a Fund to exceed the applicable maximum cap imposed on sales charges attributable to the Class by Financial Industry Regulatory Authority (“FINRA”) Rule 2341(d) (the “Fee Cap”).

3.

The Plan shall not take effect until after it has been approved by both a majority of (i) those Directors of the Company who are not “interested persons” of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operations of the Plan or any agreements related to it (the “Rule 12b-1 Directors”), (ii) all of the Directors then in office, cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and (iii) if adopted after any public offering of the Company’s voting securities or the sale of such securities, the outstanding voting securities of such Company.

4.

Any agreements between the Company on behalf of a Fund and any person relating to the Plan shall be in writing and shall not take effect until approved in the manner provided for Director approval of the Plan in Section 3.

5.

The Plan shall continue in effect with respect to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for Director approval of the Plan in Section 3.

6.

The persons authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreement shall be the President or any Vice President or the Secretary or Treasurer of the Company.  Such persons shall provide to the Directors of the Company and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

7.

The Plan may be terminated as to any Fund with respect to its Class F shares at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Class.

8.

The Plan may not be amended to increase materially the payments to be made by the Fund from its assets of the Class as provided herein unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Class.  In addition, all material amendments to the Plan shall be approved in the manner provided for in Section 3.  Additional Funds may adopt the Plan upon approval by the Directors of the Company in the manner provided for in Section 3 and amendment of Schedule A.

9.

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Directors shall be committed to the discretion of the Rule 12b-1 Directors.

10.

The Company shall preserve copies of the Plan and any related agreements made by the Company and all reports made pursuant to Section 6, for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.

11.

Any obligations assumed by a Fund with respect to the Class pursuant to the Plan shall be limited in all cases to the assets of such Class and no person shall seek satisfaction thereof from the shareholders of other classes of the Fund or officers or Directors of the Company or any other class or series of the Company.

12.

When used in the Plan, the term “vote of a majority of the outstanding voting securities of the Class” shall mean the vote of the lesser of (a) 67 per centum or more of the Class shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class shares of the Fund.

13.

If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted December 31, 2016

SCHEDULE A

	Classes
	F	I	Single Class
Calvert Variable Series, Inc.	Distribution Fee	Distribution Fee	Distribution Fee
Calvert VP SRI Balanced Portfolio	0.25%	None	N/A
Calvert VP SRI Mid Cap Growth Portfolio	N/A	N/A	None
Calvert Variable Products, Inc.
Calvert VP S&P 500 Index Portfolio	N/A	N/A	None
Calvert VP S&P MidCap 400 Index Portfolio	0.25%(1)	None	N/A
Calvert VP Russell 2000 Small Cap Index Portfolio	0.25%(1)	None	N/A
Calvert VP EAFE International Index Portfolio	0.25%(1)	None	N/A
Calvert VP Nasdaq 100 Index Portfolio	0.25%	None	N/A
Calvert VP Investment Grade Bond Index Portfolio	0.25%	None	N/A
Calvert VP Volatility Managed Moderate Portfolio	0.25%	N/A	N/A
Calvert VP Volatility Managed Moderate Growth Portfolio	0.25%	N/A	N/A
Calvert VP Volatility Managed Growth Portfolio	0.25%	N/A	N/A

(1)

The Master Distribution Plan for Calvert Variable Products, Inc. authorizes distribution and service fees of up to 0.25% annually.  The Board of Directors has authorized distribution fees of 0.20% annually for these Funds.